EXHIBIT 99.1

Conference call script of Tut Systems, Inc. hosted on October 28, 2005.

TUT SYSTEMS

Moderator: Salvatore D’Auria

October 28, 2005

7:30 am CT

Operator:	Good morning. My name is Angela and I will be your conference facilitator. At this time I would like to welcome everyone to the TUT Third Quarter Financial Results conference call.

All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question and answer session. If you would like to ask a question during this time simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question press star then the number 2 on your telephone keypad.

Thank you. Mr. Gausman, you may begin your conference.

Randall Gausman:	Thank you and good morning. And thank you for joining our conference call to report on our third quarter 2005 business and financial results.

Before I turn the call over to Sal D’Auria, our Chairman, President and CEO, I would like to remind you that today’s conversation will contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Specifically without limitation our expectations about our revenues, gross margin, total operating expenses, net interest expense, earnings per share, cash balances and merger activities are forward-looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on management’s current expectations and beliefs and are subject to risks and uncertainties. As a result actual results may differ materially from the forward-looking statements contained herein.

Risks that relate to these forward-looking statements include risks inherent in new and developing technologies and markets, the risk that competitors will introduce rival technologies and products and the risk that expected financial benefits of new technology deployments will not be achieved as a result of unforeseen costs or events.

Further detailed information about risk factors that may impact our business are set forth in our periodic filings with the Securities and Exchange Commission. We expressly disclaim any obligation to update or alter our forward-looking statements whether as a result of new information, future events or otherwise.

Now I would like to turn the call over to Sal for his opening remarks.

Salvatore D’Auria:	Well thank you Randy and welcome to our early morning conference call.

We are seeing strong telco TV initiatives around the world and we are seeing a meaningful growth in our core business. Q3 was a great quarter for TUT for a number of key reasons.

First, our core video business is stronger than ever. We have broken the $10 million revenue per quarter milestone. Revenue grew 50% over a year ago. Our video business grew 17% from Q2. It was the fifth sequential quarter of revenue growth for TUT.

Our sales funnel has once again grown and our backlog has once again grown. We have added 11 new digital headend customers and of those seven were master headends.

Second, our opportunities with top tier US telco carriers is growing. All four tier one opportunities that we’ve discussed previously are still in process and we believe that we are adding another tier one opportunity in the near future.

Third, we continue to demonstrate to customers the technological leadership of our MPEG-4 AVC. We now have 16 MPEG-4 customers. We believe that we have won every single MPEG-4 IOC headend -- every single one. We have sold over 1000 MPEG-4 AVC channels, we believe more than anyone else in the industry.

Fourth, our partners our helping to extend our international footprints. We now have sold our video products in 17 countries spanning four continents. We had our first MPEG-4 headend win to a PTT and we are making progress on a second win on a MPEG-4 AVC for a PTT.

Fifth, our new VSP product has gotten off to a good start. We saw our second carrier win for our VSP for edge modulation applications and we see many opportunities moving forward.

I’d now like to turn it over to Randy to talk about the Q3 financials in detail. Randy?

Randall Gausman:	Thank you Sal. Our total revenues for the third quarter and nine months ended September 30, 2005 were $10 million and $26 million respectively compared with $6.7 million and $18.0 million for the same period ended September 30, 2004. This represents a 50.5% increase over the third quarter of 2004 and a 3.8% increase over the second quarter 2005 revenue of $9.7 million. This was our fifth sequential quarter of revenue growth.

Our video processing systems revenue was $8.1 million, an increase of 63% compared with the third quarter ended September 30, 2004 and a 17% increase compared with the second quarter 2005 revenue of $6.9 million.

Revenue from our broad band transport and service management products in the third quarter was $1.2 million, a 28% decrease from the third quarter of 2004 and a 1% decrease compared with the second quarter of 2005.

In the third quarter we had revenue of $700,000 related to Copper Mountain legacy product sales, compared with $1.5 million in the second quarter of 2005.

The third quarter year-over-year increase in video processing systems revenue was due primarily to continued strong growth in our Astria content processing products which more than doubled compared with the same period in 2004. The increase in our video processing revenue was primarily due to the increase in sales related to our upgraded advanced video compression technologies or MPEG-4 AVC which enable our customers to deliver advanced video services.

The year-over-year decrease in our broadband transport and service management product revenue continues to be primarily due to customers choosing competing wireless data transmission products instead of our products. Revenue from this product line is expected to increase in future quarters with the introduction of our next generation service management products expected late in the fourth quarter of this year.

Revenue from the legacy Copper Mountain products was due primarily to sales of line cards to former Copper Mountain customers. We expect minimal revenue contributions from these products in Q4.

International sales were $2.7 million or 27% of our total sales for the third quarter compared with $1.5 million or 16% in the second quarter of 2005. The quarter-to-quarter increase in international sales was due primarily to increased sales activity in China and the Middle East.

Cavalier Telephone accounted for 17% and Huawei Technologies accounted for 10% of our third quarter 2004 revenue. FTC Management, Inc. accounted for 11% of our revenue for the nine months ended September 30, 2005.

For the quarter and nine months ended September 30, 2005, our cost of goods sold was $7.9 million and $18.6 million respectively compared with $4.5 million and $14 million for the same period in 2004. Cost of goods sold in the second quarter of 2005 was $6.2 million.

The year-over-year increase in cost of good sold or COGS was due to a $2.1 million increase in material costs, an increase in freight and overhead costs of $300,000 all related to higher sales volume and an increase in amortization of intangibles of $100,000.

During the third quarter we implemented a reporting change to reclassify amortization of intangibles for acquired technology from operating expenses to COGS. The amortization is related to technology acquired with our Copper Mountain acquisition in June of 2005 and other acquisitions in prior years. This change was made to conform to standard industry reporting processes. Amortization of intangibles was $400,000 for both quarters ended September 30, 2005 and 2004 and $1.1 million and $1.2 million for the nine months ended September 30, 2005 and 2004, respectively.

Also included in COGS for the third quarter 2005 was an increase in inventory reserves of $800,000 for excess and obsolete inventory and an impairment charge of $200,000 related to technology acquired with the Video Telecom acquisition in 2002.

Our gross profit for the third quarter and nine months ended September 30, 2005 was $2.2 million and $8.2 million, respectively compared with $2.2 million and $4 million for the same periods ended September 30, 2004.

Our gross margin was 22% for the quarter and 31% for the nine months ended September 30, 2005 compared with 33% and 22% for the same periods ended September 30, 2004. Excluding the increase in inventory reserves and the impairment charge, our third quarter pro forma gross margin would have been 31% compared to 36%, including the amortization reclassification of $400,000, in the second quarter of 2005.

A decline in the quarter-to-quarter gross margin, excluding the one time charges, was primarily due to competitive industry pressures as certain competitors have offered very aggressive pricing proposals in order to earn new digital headend business.

Even in this competitive environment, TUT Systems maintains a strong leadership position in the IPTV market. For example, the company was recently named by the Multimedia Research Group the leading IPTV video headend system company in terms of channels installed today. And to reiterate what Sal said earlier, to the best of our knowledge we have not lost a MPEG-4 AVC digital headend deal in the IOC market.

Operating expenses were $7.8 million for the quarter and $21.5 million for the nine months ended September 30, 2005. Compared with the second quarter 2005 operating expenses of $8 million, third quarter operating expenses declined by $200,000.

The quarter-to-quarter decrease was primarily due to a reduction in G&A expense of $900,000 and a reduction of $100,000 for sales and marketing expense, partially offset by an increase in R&D expense of $700,000 related to the full quarter impact of additional engineering resources acquired with the Copper Mountain acquisition in Q2 and a restructuring charge of $100,000. The restructuring charge was related to a workforce reduction implemented in Q3. At the end of Q3 the company employed 135 people.

The reduction of G&A expense in Q3 compared with Q2 was primarily due to the write off of the CoSine merger expenses of $1.2 million which was partially offset by bad debt recovery of $400,000 in Q2.

The net loss for the quarter was $5.6 million or 17 cents per share basic and diluted compared with a net loss of $2.7 million or 13 cents per share basic and diluted for the third quarter of 2004. Pro forma third quarter net loss excluding the one time charges was 14 cents per share.

Year-to-date the net loss was $13.4 million or 48 cents per share compared with $10.8 million or 53 cents per share for the same period in 2004.

Cash and cash equivalents totaled $17.6 million at September 30, 2005, an increase of $5.2 million from December 31, 2004. Cash used in operating activities was $16 million for the nine months ended September 30, 2005 compared with $6.9 million for the nine months ended September 30, 2004.

The increased cash used in operating activities included an increase in the net loss of $2.6 million, an increase in accounts receivable and unbilled revenue of $9.7 million and in increase in inventory of $1 million. Excluding the unbilled revenue, DSOs or days sales outstanding were 94 days at quarter end. Since quarter end, our collections have reduced DSOs to 72 days.

The increase in accounts receivable and unbilled revenue resulted from higher revenue in the third quarter of 2005 and a lengthening of our collection cycle. Inventories increased to support higher expected revenue in Q4. Partially offsetting these uses of cash was a $3.4 million increase in accounts payable and accrued liabilities balances, primarily due to the higher inventory purchases in the third quarter of 2005 and a decrease in prepaid expenses of $1 million.

Cash used in investing activities was $100,000 for the nine months ended September 30, 2005 compared with net cash used of $1.1 million for the nine months ended September 30, 2004. Net cash acquired from the Copper Mountain acquisition was $1.5 million consisting of $3.1 million in cash offset by legal insurance and other professional fees of $1.6 million.

Additions to property and equipment were $1.6 million in the nine months ended September 30, 2005 compared with $1.1 million in the nine months ended September 30, 2004, primarily reflecting an increased investment in research and development assets.

In total we expect capital expenditures for 2005 to be comparable to 2004. We expect these capital expenditures to be funded from cash, cash equivalents and availability under our credit facility.

Cash from financing activities was $21.3 million in the nine months ended September 30, 2005 compared with $9.9 million for the nine months ended September 30, 2004 .The increase is due to the proceeds from our line of credit of $7 million, the exercise of stock options of $300,000 and net proceeds from private equity financing of $14.1 million, consisting of cash receipts of $14.9 million offset by legal and other professional fees of $800,000.

That concludes my financial comments. Now I’d like to turn the cal back over to Sal.

Salvatore D’Auria:	Well thanks Randy. There are now more than 150 TUT powered video networks around the world. As Randy mentioned the Multimedia Research Group, MRG, has named TUT as the leading IPTV video headend system company in the world in terms of channels installed today.

We had 95 customers attend our third annual user group a few weeks back and we had very productive discussions with them about future business opportunities. We now have customers for our video products in 42 states in the United States.

Our core video telco business was very strong this quarter and once again growing backlog points to a strong Q4. We had expansion sales with 14 of our existing customers. We saw another strong quarter with 11 new digital headend customers in the quarter and we count seven master headend wins that we haven’t talked about before.

Additionally we saw some good video trunking applications with the sale of product to the US Department of Defense and a major US cable MSO.

We’ve made meaningful progress with tier one carriers in the US. You may have remembered that we were pursuing four distinct opportunities with three different carriers. These opportunities continue to represent a potential of over $200 million for us.

I’m pleased to update you that we continue to be in the running on every one of the four opportunities that we mentioned and that we believe that we have improved our positions with each of them this quarter. We are not pleased the progress has taken longer than we hoped for, longer than we were led to believe during the process. But again we like the positive indicators that we are getting from the potential customers and we like the magnitude of the opportunities. We’re going to continue to work hard and demonstrate the best technical solutions, work with the best partners, be pragmatic, and be patient.

Additionally we are in the early stages with a fifth opportunity with another tier one carrier. While it is still possible to sell equipment to a tier one customer in Q4 we have not incorporated any tier one business into our Q4 revenue guidance which Randy will talk about in a few minutes.

Given the progress that we have made, we continue to be confident that we will sell equipment to a tier one carrier in the future and we’ll keep you informed on the timing to the best of our abilities.

We are making great progress with our MPEG-4 AVC solutions. To our knowledge we have not lost a master headend IOC opportunity in the US, not one. This has put a number of our competitors in a very difficult position. Their unsuccessful attempts to gain an IOC foothold unfortunately has resulted in margin pressure on our products this quarter, but we believe that we will begin to see some margin recovery next quarter as we implement some specific initiatives.

We look forward to side by side shootouts with our competitors and we’ve had a number of those. Our customers tell us that our products provide better quality with better than 30% compression performance and real world competitive side by side testing.

We have to date won over 1,000 MPEG-4 AVC channels. We believe that we’ve won more 100 plus channel MPEG-4 AVC headend wins than anybody in the world. We count 16 MPEG-4 AVC headend customers and we recently won our first MPEG-4 AVE headend with a PTT. They’re a good size carrier with over 300,000 potential subs. They chose TUT over a much larger competitor because of our telco carrier class products and real world telco experience.

Our investments in partners continues to expand our international footprint. We have more than doubled the number of countries in the last nine months with ten additional countries added this year alone. Again we have now sold video products in 17 countries spanning four continents.

International was 27% of our business this quarter. Huawei continues to be a great partner and was the first time a 10% customer. They continue to respond to RFPs with our Astria products and have successfully won at least three of the nine RFPs that I mentioned last quarter. We like the progress that we’ve made with partners; they are really leveraging our resource set.

We have had the VSP, the video service processor in a number of labs being tested and we’re happy to announce that we received our second carrier order for the VSPs. We continue to see significant opportunities for this product from our existing telco customer base, new telco customers, and cable MSO customers.

A very powerful carrier class platform; we are excited about the first edge modulation applications it has and we’re excited about the future video business processing applications that will be developed for it in the future. This product continues to represent a significant incremental opportunity for us.

And now back to Randy.

Randall Gausman:	Thanks Sal. Let me now turn to our forward looking guidance. Remember that the forward looking statements that I’m about to make are subject to many risks and uncertainties as described at the beginning of this call. Further, because of the high cost per unit of our headend systems, if we were to sell even one less system than our forecast number of headend sales per quarter such a decrease in sales volume would have a material adverse impact on our revenue for the quarter.

We are providing the following guidance for the fourth quarter 2005. We expect that fourth quarter revenue to increase by approximately 5% to $10.5 million. We anticipate minimal Copper Mountain legacy product sales in Q4.

We estimate that our gross margin percentage including amortization of intangibles of $400,000 will be approximately 33% for the quarter as compared to 31% on a pro forma basis for the third quarter.

We estimate third quarter operating expenses, I’m sorry; we estimate fourth quarter operating expenses will be approximately $6.7 million. We expect net interest expense for the fourth quarter to be less than $60,000. We expect the average weighted number of shares outstanding to be approximately 33.4 million shares for the fourth quarter.

This concludes my financial comments and guidance. As a reminder we will not be reviewing or commenting on financial models or providing additional details to our expectations after this call or during the quarter. We also wish to remind you that TUT’s actual financial results may vary materially from our guidance due to factors that are unforeseen or whose results are unpredictable at this time.

Before I turn the call back over to Sal I’d like to make one additional comment. I would like to invite you to visit our website at www.tutsys.com to learn more about our exciting line of products. Now back to Sal for his closing remarks.

Salvatore D’Auria:	Well thanks Randy.

We are very excited about the number of telco TV initiatives in process around the world; we’re involved with many of them. When you see telco TV sales in countries in all parts of the world, places like Serbia, Siberia, Ukraine, Tartarstan, Morocco, you know it’s a global phenomenon.

We are more confident than ever that we will sell products to tier one carriers. We have less visibility of the timing in the decision process than we would like, but will keep you informed on the timing as we understand it.

We are excited about the broad base of customers and partners we are developing around the world, and we believe that our core base of customers alone brings us revenue growth in Q4, and beyond and can take us to EBITDA positive in the second half of ‘06.

As we finish the year ‘05 and begin ‘06 you should expect to see continued new product announcements, larger customer announcements, and new partner announcements.

One last thing: I’d like to welcome Mr. Steve Levy to our Board of Directors. There are few professionals in the industry that have the depth of knowledge of the telecommunication industry both from a supplier perspective and a carrier perspective as Steve. He’s a great new resource for our team. Welcome Steve sand I think it’s going to be a lot of fun.

Again thank you for your time this morning and now we’d like to open up for questions.

Operator:	Thank you. At this time I would like to remind everyone if you would like to ask a question please press star then the number 1 on your telephone keypad.

We’ll pause for just a moment to compile the Q&A roster.

Your first question is from Anton Wahlman at Needham and Company.

Anton Wahlman:	Good morning Sal and Randy.

Randall Gausman:	Good morning.

Salvatore D’Auria:	Good morning Anton.

Anton Wahlman:	Thanks Randy for your invitation; I’ll take it up on your generous invitation to visit your website here once I make enough money to buy a computer and an internet connection.

But anyway I will…Yes. I will – I wanted to ask you I was a little bit confused as to how many new customers you had. I think Randy you said nine customers and Sal said 11 new headend wins or something like that and I must have heard a definition.

Salvatore D’Auria:	Yeah let me make sure I clarify that. So we count 11 new digital headend customers. And of those seven are what we would call master headends; others are the remote edges. So that’s the number that we’ve audited relative to this quarter.

Anton Wahlman:	And that’s the number of new customers which you shipped or which you won in the quarter?

Salvatore D’Auria:	Actually I believe that let’s see its revenue. These are the revenue producing customers.

Anton Wahlman:	Okay so these are not, you know, design wins.

Salvatore D’Auria:	No.

Anton Wahlman:	Okay, all right. Now you mentioned at some point either one or two quarters ago that on this old data side of your old legacy business that you would have some new products in the second half of this year. Is this still on track or has this fallen to the wayside as you focus more on the core strength of the company?

Salvatore D’Auria:	No we are tracking and we are expecting to make some product announcements in Q4 and the products are tracking. In fact I didn’t mention in detail but these new products are out with a series of customers today in beta mode around the world; a number of customers not only in the US but outside the US. And we are tracking to make some announcements about those new products before the end of the year.

Anton Wahlman:	Okay. Now did I hear your – I mean your discussion about gross margin. Basically you have sort of deliberately chosen to take down the pricing of your products basically in order to secure a number of wins. Is that the way to interpret this?

Salvatore D’Auria:	Yeah we have gotten some pressure as, you know, those who don’t have a footprint are trying to create a footprint and coming in with some – we don’t think - sustainable offers. And so yes we have indicated that we’ve taken a bit of a margin hit to maintain our absolute position with IOCs of having every single IOC MPEG-4 win.

Anton Wahlman:	While we’re on the subject of every single IOC win I was reading a press release it looks like here dated August 30 that “Skystream claims to have won 20 AVC customers.” Are you saying that they are basically not with the IOCs that they’re either with the bigger customers or with international customers? What’s the deal there?

Salvatore D’Auria:	Yeah we have a hard time figuring out exactly what their – how they count their numbers but we’re very convinced as we’ve gone through every single IOC that’s happened that there is not one has gone to Skystream or anyone else.

Anton Wahlman:	So basically those 20 would have either been international or were they RBOCs or something like that?

Salvatore D’Auria:	Yeah I don’t think they’re RBOCs. I think there is some international and I don’t think that they’re masters. There may be some MPEG-4 channels that are part of some system, you know, likely some small number. Again I think an important thing about our business – and this is actually interesting. If you again, we’ve counted up the number of channels that we have sold in all of our headends and it is in excess of 1,000. And we can’t count anybody that has that many – probably even more important is if you look at the number of as I mentioned over 100 channel systems; these are real, you know, headends, serious commercial deployments and again we count more than anybody else in the world.

And another thing to point out is that, you know, we’re very proud of our customers there. They’re, you know, some of the biggest and best around. And of course they have, you know, good payment records and one thing that we have not been doing while our margin has taken a hit we have not chosen to give away any product to gain a customer or to provide any vendor financing for customers. We have, you know, turned down some opportunities with potential customers that we didn’t think had the finances to really implement a plan.

So we’re very diligent about these things and also we’re very diligent about maintaining our leadership position because we believe that we have the best products and have shown that in multiple shootouts head to head. In fact I think that, you know, with the IOCs we again have not lost a shootout and not lost a deal.

Anton Wahlman:	So you said you had turned away some opportunities?

Salvatore D’Auria:	You know, sometimes we’re approached by people who have a great business plan and no resources and we, you know, we have said no to free equipment.

Anton Wahlman:	Okay no I understand that’s not a bad thing by any means, I’m just saying that you turned away some opportunities but you said you had every single win in the…

Salvatore D’Auria:	Every single IOC win and…

Anton Wahlman:	You’ve never turned away an IOC basically.

Salvatore D’Auria:	We haven’t because IOCs are good, responsible, you know, finance customers. You know, when people are starting things, or whatever it’s a different situation.

Anton Wahlman:	Okay and when you said Huawei was at 10% customer that means they weren’t actually 10% they were something greater than 10%?

Salvatore D’Auria:	They actually just barely tipped the scale at – they were just under a $1 million customer. So I think from a rounding perspective they come to us a 10% customer.

Anton Wahlman:	Okay well that’s helpful. Now you mentioned a PTT win was 300,000 potential subs.

Salvatore D’Auria:	Yes.

Anton Wahlman:	Three hundred thousand potential subs I mean that’s lower east side of Manhattan has like ten times that many people so I mean, what kind of – how many - is this Lichtenstein? I mean…

Salvatore D’Auria:	Well they’re a good customer. We have not announced their name based, you know, on their wishes and they are, again, outside the U.S. in the EMEA area. And, you know, again, we think it’s - it’s actually a very significant head end with, you know, good channel counts and, again, it’s with a company that really understands the need for teleco class products.

So, you know, we - you know, we like PTTs and, you know, they - by the way, they have a profile, you know, very similar to a lot of the IOCs and 300,000 sub-PTT is - would be, you know, would be a top-20 IOC.

Anton Wahlman:	All right. One word on HDTV, could you update us on when you think the AVC market goes HDTV as far as your Astria platform is concerned?

Salvatore D’Auria:	Yeah. As far as our Astria platform is concerned, you know, we’re looking at HD in the Q1 timeframe and we’re very excited about that. And our customers are very excited about that, our existing customers that we, you know, we talked to 95 of them in our User Group Meeting a few weeks back and they’re interested in the - in HD.

We showed them some interesting things and they’re very interested in the, I would call, incremental upgrade opportunity which, again, excites us because we’re thinking they can implement HD side by side with SD in the same chassis and incrementally, add those HD facilities, you know, with our - yeah, with our CP product line.

So think of that as Q1, which by the way, we believe - and we have our fingers crossed but we believe that HD, some of the first HD set-top boxes will be available in that timeframe, which by the way, they’re not available as we speak; that’s part of the reason why we’ve scheduled things for Q1 because of the HD set-top box availability.

Anton Wahlman:	That’s all I had. Thank you very much again, Randy for your generous offer to inviting us to visit your Website.

Randy Gausman:	We’ll look forward to that - to your visit.

Salvatore D’Auria:	Thanks, Anton.

Operator:	Once again, ladies and gentlemen, in order to ask a question, please press star, 1, on your telephone keypad.

Your next question comes from Todd Brady at A.G. Edwards.

Todd Brady:	Good morning, Sal.

Salvatore D’Auria:	Hi, Todd.

Todd Brady:	Hi. You mentioned a couple of quarters ago about a growing level of confidence in doing business with a domestic Tier 1 carrier. It sounds like that - you know, those opportunities or that opportunity has been pushed out. Can you just elaborate on your confidence level and your visibility looking into 2006 and actually shipping product to a domestic carrier? Secondly, just a housekeeping question, at what revenue run rate do you start generating cash for your business? Thanks.

Salvatore D’Auria:	Those are two big questions. You know, the first - actually, I’ll answer your second one first. You know, we believe that we will begin being cash flow positive in about the $15 million range and, you know, that is certainly highly dependent on a number of things. And we do, by the way, you know, plan to see an up-tick in our gross margins and even more in the future.

The - relative to the Tier 1 - again, I want to make it clear. My confidence in selling to a Tier 1 has gone up and it’s gone up because we have - we’ve gone through this process and have been successful in various steps, and obviously, there are different deals in there and, you know, different timelines and different processes; you know, some things are in the RFP process and some things have gone to things like, you know, lab/sort of field trials, multiple stages though.

In fact, just to give you an example, as we’ve gone - I believe that in one case we’re on at least the third phase of a trial and I’m happy to say that our products have performed flawlessly and, in fact, beyond our initial expectations and I think beyond the expectations of the potential customers.

So again, the confidence I have in doing business with a top-Tier as we track all of these different opportunities has gone up. And I think it’s important to note that we are tracking internally four distinct opportunities, this is again, with three different carriers and we have not fallen off the list on any of those. So that’s where my confidence comes from.

In terms of the timing, I - you know, I initially thought that based on what the carriers were telling me that they would make decisions in this year; that may happen, I’m somewhat less confident of that. But knowing what I know about their schedules and some of their commitments for rollouts and network upgrades, I am confident that it will be - that we’ll see things in ‘06 and I think it will be early ‘06 as opposed to late ‘06 for the first of the decisions and, again, what I believe to be wins in that process.

By the way, I did mention that we believe we’re on track with a - to bring another opportunity into a process. We’re not putting it up there as a high strong ability at the moment but we are on track with another Tier 1 in the U.S. with a new opportunity that we haven’t talked about before.

Todd Brady:	Sal, just a couple quick follow-ups. How many employees did you have at the end of the September quarter versus the June quarter? And am I correct when you say at a $15 million a quarter run rate, did you say off of higher margins or assuming 30%-31% margins you start generating cash?

Salvatore D’Auria:	Yeah. I think that those margins will be higher at $15 million and I wanted to point out that we do see a couple of point up-ticks in our guidance for Q4 as we begin to implement some of the initiatives to overcome these - some of the aggressive competitive pressures.

Todd Brady:	And Sal, what was the headcount at the end of the September quarter?

Randy Gausman:	I think - so the headcount at the end of Q3 was 135 and after our acquisition of Copper Mountain, which actually, you know, was in June, the headcount was about 160.

Todd Brady:	Great. Thanks, guys.

Salvatore D’Auria:	Okay. Thank you, Todd.

Operator:	At this time, there are no further questions. Do you have any closing remarks, sir?

I’m sorry, there is a question from William Morrison at Ryan Beck & Company.

William Morrison:	Hi, Sal and Randy.

Salvatore D’Auria:	Hey, Bill. How’s it going?

William Morrison:	Good. Two questions, you said your gross margin guidance for Q4 included the 400K amortization or did not include the 400K amortization?

Randy Gausman:	It includes it, Bill.

William Morrison:	Okay. Secondly, for the VSP, do you have any update on new technology or new cards that you’ve incorporated? Thanks.

Salvatore D’Auria:	Yeah. That’s a good question. Yeah. The VSP I think - by the way, I’ve pointed out that we’ve now sold the VSP to a second carrier and there are many more opportunities with that carrier that we’re looking at; that - by the way, that carrier is also a customer of our CP products, which is very good.

We have not announced specifically any additional cards and functionality for the VSP to date but as I indicated in some of my closing comments, you should expect to see some product announcements and you see those - you should expect to see those in the beginning part of ‘06 and I think that you’ll see - begin to see even greater functionality and the power of that platform, and remember, it’s called the Video Services Platform, so it will do some, you know, very advanced video services types of things. So expect to see that, again, in the early part of ‘06.

William Morrison:	Would we see that by telco TV ‘06, I mean ‘05?

Salvatore D’Auria:	We will likely not be discussing that at telco TV which is I think just two weeks away but in early ‘06, we’ll be talking more about that.

William Morrison:	Okay, thanks.

Salvatore D’Auria:	Okay, thank you, Bill.

Operator:	You have a follow-up question from Anton Wahlman from Needham & Company.

Anton Wahlman:	Just one detail, Sal. I think you mentioned, if I heard you correctly in your response to the previous question here, that you were tracking four distinct opportunities with three carriers, is that right?

Salvatore D’Auria:	Yeah. So - yeah, let me just clarify that. So there - what that means is that there are two opportunities with one carrier, right, and one opportunity with, you know, with, you know, these two other carriers. So again, these are Tier 1 U.S. carriers and that’s consistent with what I said before.

Anton Wahlman:	I understand. So in these - just an example of the one carrier, where there’s two opportunities…

Salvatore D’Auria:	Yes.

Anton Wahlman:	Should we interpret that to mean that there’s one opportunity for your Astria big chassis and another opportunity for your VSP? Would that be the way that we should look at that?

Salvatore D’Auria:	You know, that would - it might be better to just think about it as there are, you know, there are two parallel RFP processes going on. You know, they - I will say that they would include, you know, our entire product line. And, you know, what - you may find that both of the RFPs, you know, draw from our product line. So, you know, when you look at the solution, sometimes you see a mixture of the CP and the VSP and a solution.

So it isn’t as clear as saying, this is for the VSP and this is for the CP; they - to be fair, they get mixed together in systems more than you would think because they are very complementary.

Anton Wahlman:	Huh. Well, that’s very interesting. Now so but it wouldn’t be the case that these, you said, two parallel - or a few processes are, you know, would be sort of mutually exclusive that, you know, once they decide on - I mean they will only decide on moving forward with one of these at the expense of the other or…

Salvatore D’Auria:	I think it’s fair to say that there are independent activities with the - you know, with the same carrier. Obviously, you know, there are - there only going to have certain, you know, multiple of things they need to solve and they’re looking for the right products to do that.

But this is one of the things about the carriers that I think is a bit of a misconception. There are a lot of different things to do in a video network, there are a lot of different things that have not been decided on yet, even in some of the, what I would call, you know, major rollouts.

And, you know, it’s a very complicated, you know, system to delivering video, it is not - it gets much more complicated than just delivering, you know, data or voice. So there are many elements and that’s why we have this number of opportunities that we have with these carriers.

Anton Wahlman:	Yeah, but it wouldn’t be the case that this would be two different - (geographically), carriers would be so large for example that it split up their RFP into two different - completely different geographical regions.

Salvatore D’Auria:	No, it wouldn’t be geographical regions as much as maybe parts of the network that are being covered by, you know, by different needs.

Anton Wahlman:	Okay. All right. Well, that’s helpful to get our feet wet.

Salvatore D’Auria:	Yeah, no, we’ll keep you informed on that. It’s quite a - it’s again, it’s a quite interesting thing that we’re seeing relative to the various parts of the network. Remember, there are a lot of functions to provide in certain networks, I mean everything from edge modulation, you know, to dealing with, you know, compression and everything else at different places in the network.

Anton Wahlman:	This sounds like this is one customer for sure that, you know, either or both of this - these two opportunities with this carrier, the VSP is part of at least one of those two.

Salvatore D’Auria:	It’s fair to say that the VSP is in the mix in a number of places.

Anton Wahlman:	Okay. And are - do you feel confident that you know what your competitive situation is in terms of those that are competing most strongly against you in this particular - in these two particular opportunities with this one large carrier?

Salvatore D’Auria:	We take a key focus on competition and feel that we have a very good feel for what the competitive set has today and what they’re likely to have tomorrow. And with that, we still maintain a very nice confidence in our position and our possibilities.

Anton Wahlman:	Thank you.

Salvatore D’Auria:	Thanks, Anton.

Operator:	At this time, there are no further questions. Do you have any closing remarks, sir?

Salvatore D’Auria:	I just want to make sure that there are no other questions for anybody, just give everyone a last chance to ask questions.

Operator:	Once again, ladies and gentlemen, to ask a question, please press star, 1, on your telephone keypad.

Salvatore D’Auria:	Well, it sounds like there are no further questions. We thank you all for joining us on this call and we look forward to updating you on our next call in January and we look forward to bringing you further good news. Thank you very much.

Operator:	This concludes today’s conference call. You may now disconnect.

END